Exhibit 10.1

April 7, 2015

PERSONAL AND CONFIDENTIAL

Greg Healy

c/o Quiksilver, Inc.

15202 Graham Street

Huntington Beach, California 92649

Re:	Amendment to Employment Agreement

Dear Greg:

This letter (“Amendment”) will confirm our understanding and agreement regarding the amendment of your employment agreement with Ug Manufacturing Co. Pty Ltd (ACN 005 047 941) (“Quiksilver” or the “Company”), effective February 1, 2012 (the “Agreement”). This Amendment shall be effective from March 27, 2015 (the “Effective Date”) and shall apply to your compensation for the remainder of the Company’s 2015 fiscal year and thereafter. Capitalized terms used in this Amendment and not defined have the meaning ascribed to those terms in the Agreement.

1.	Position; Exclusivity. Section 1 of the Agreement is amended and restated in its entirety as follows:

“The Company hereby agrees to employ you as President, Quiksilver, Inc. (“Parent”), reporting to the Chief Executive Officer of Parent. During your employment with the Company, you will devote your full professional and business time, interest, abilities and energies to Parent and its affiliates and will not render any services to any other person or entity, whether for compensation or otherwise, or engage in any business activities competitive with or adverse to the business or welfare of Parent, whether alone, as an employee; as a partner; as a member or manager; as a shareholder, officer or director of any other corporation; or as a trustee, fiduciary or in any other similar representative capacity of any other entity without the prior written consent of the Chief Executive Officer of Parent.”

2.	Base Salary. Section 2 of the Agreement is amended and restated in its entirety as follows:

“Your base salary will be USD $54,166.67 per month (USD $650,000 on an annualized basis), or, if paid in Australian dollars, the equivalent thereof, less applicable withholdings and deductions, paid on the Company’s regular payroll dates. Your base salary is exclusive of the superannuation contributions described in Paragraph 3 below. Your base salary will be reviewed at the time management salaries are reviewed periodically and may be adjusted (but not below USD $54,166.67 per month) at the Company’s discretion in light of Parent’s performance, your performance, market conditions and other factors deemed relevant by the Board of Directors or the Compensation Committee of the Board of Directors of Parent (“Compensation Committee”).”

3.	Term and Termination. Section 13(a) of the Agreement is amended and restated in its entirety as follows:

“(a) The term of this Agreement is from the Commencement Date through and including October 31, 2017, at which time this Agreement (and your employment) shall automatically terminate without any additional notice; provided, however, that subject to the provisions herein, either you or Quiksilver may terminate your employment at will and with or without Cause (as defined below) upon written notice at any time for any reason (or no reason); provided further, however, that you agree to provide the Company with thirty (30) days advance written notice of your resignation (during which time the Company may elect, in its discretion, to relieve you of all duties and responsibilities). This at-will aspect of your employment relationship can only be changed by an individualized written agreement signed by both you and an officer of the Company authorized to do so by the Board of Directors or the Compensation Committee.”

4.	Severability. Should any portion, word, clause, phrase, sentence or paragraph of this Amendment be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

5.	Successors and Assigns. This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company or under common control with the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of Parent, the Company or otherwise.

6.	Entire Agreement. Except as expressly modified herein, the terms and conditions of the Agreement remain in full force and effect. The Agreement (as modified by this Amendment) constitutes the entire agreement between you and Parent or Quiksilver pertaining to the subject matter hereof and supersede any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof. This Amendment may be executed in one or more counterparts, and the counterparts signed in the aggregate will constitute a single, original agreement. In addition, this Amendment may be executed and delivered by facsimile (“fax”) or by electronic means (“pdf”), and copies by means of faxed or electronic signatures will have the same force and effect as copies executed and delivered with original ink signatures.

Please sign, date and return the enclosed copy of this Amendment to me to acknowledge your agreement with the above. In doing so, you acknowledge that you have had the opportunity to discuss this matter with and obtain advice and legal counsel from your own independent attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

[signature page follows]

Sincerely,

UG MANUFACTURING CO. PTY LTD

By:
Name:
Title:

ACKNOWLEDGED AND AGREED.

Greg Healy	Date